Exhibit 3.43(a)

LIMITED LIABILITY COMPANY AGREEMENT

OF

WESTLAKE NG V LLC

THE UNDERSIGNED is executing this Limited Liability Company Agreement (this “Agreement”) for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (as amended and in effect from time to time, the “Delaware Act”), and does hereby certify as follows:

1. Name; Formation. The name of the Company shall be Westlake NG V LLC, or such other name as the Manager( s) may from time to time hereafter designate. The Company shall be formed upon the execution and filing by the Manager( s), by any person designated by the Manager(s) or by any officer, agent or employee of the registered agent of the Company in the State of Delaware (any such person being hereby authorized to take such action) of a certificate of formation of the Company with the Secretary of State of the State of Delaware setting forth the information required by Section 18-201 of the Delaware Act.

2. Definitions; Rules of Construction. In addition to terms otherwise defined herein, the following terms are used herein as defined below:

“Initial Member” means Westech Building Products, Inc., a Delaware corporation.

“Interest” means the ownership interest of a Member in the Company (which shall be considered personal property for all purposes), consisting of (i) such Member’s Percentage Interest in profits, losses, allocations and distributions, (ii) such Member’s right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Delaware Act and (iii) such Member’s other rights and privileges as provided herein or in the Delaware Act.

“Majority in Interest of the Members” means Members whose Percentage Interests aggregate to greater than fifty percent (50%) of the Percentage Interests of all Members.

“Manager” means a manager .of the Company as designated in, or selected pursuant to, Section 8(d) hereof. Each Manager shall constitute a ‘manager’, as such term is defined in Section 18-101 of the Delaware Act.

“Members” means the Initial Member and all other persons or entities admitted as additional or ·substituted Members pursuant to this Agreement, so long as they remain Members. Reference to a “Member” means any one of the Members.

“Percentage Interest” means a Member’s share of the profits and losses of the Company and the Member’s percentage right to receive distributions of the Company’s assets. The Percentage Interest of each Member shall be the percentage set forth opposite such Member’s name on Schedule I, as such Schedule shall be amended from time to time in accordance with the provisions hereof. The combined Percentage Interest of all Members shall at all times equal one hundred percent (100%).

Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context requires otherwise, the words “hereof,” “herein,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof.

3. Purpose. The business and purpose of the Company shall be to invest Company assets in, and to acquire, hold, dispose of, manage or otherwise exercise rights with respect to, property of any nature, real or personal, and to engage in such other activities as may be necessary or convenient to the conduct, promotion or attainment of the foregoing. The Company may engage in such activities directly or through partnerships, funds, joint ventures or other business structures. The Company may also engage in any other businesses or activities that may be engaged in by a limited liability company formed under the Delaware Act, as such other activities may be approved from time to time by the Managers.

4. Offices.

(a) The principal office of the Company, and such additional offices as the Managers may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Managers may designate from time to time.

(b) The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company. The Managers may change such registered office and/or registered agent from time to time.

5. Members. The name and business or residence address of each Member of the Company is as set forth on Schedule I, as the same may be amended from time to time.

6. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 13 of this Agreement.

7. Capital Accounts; Administrative Matters.

(a) As of the date of this Agreement, the Initial Member is the sole Member of the Company. At all times that the Company has only one Member, the Company shall be disregarded for federal and, where applicable, state, local and foreign income tax purposes and all items of income, gain, loss, deduction, credit or the like of the Company shall be treated as items of income, gain, loss, deduction, credit or the like of the Member.

If at any time the Company has more than one Member, it is the intention of the Members that the Company shall be taxed as a “partnership” for federal and, where applicable, state, local and foreign income tax purposes. The Members agree to amend this Agreement prior to the occurrence of such an event.

(b) The fiscal year of the Company shall be a calendar year. Unless otherwise determined by the Manager( s), the books and records of the Company shall be maintained in accordance with generally accepted accounting principles.

(c) (i) Each Member’s Interest shall be recorded on the books of the Company and, unless otherwise determined by the Manager(s), no certificate evidencing a Member’s Interest in the Company (each, a “Certificate”) shall be issued. The Company shall keep or cause to be kept a register in which, subject to such regulations as the Managers may adopt, the Company will provide for the registration of Interests and the registration of transfers of Interests. The Company shall maintain such register and provide for such registration. The books of the Company shall be conclusive evidence of the ownership of all Interests in the Company. Subject to the further terms of this Agreement, including the restrictions and limitations on transfer set forth in Section 10 hereof, the Interests in the Company shall be transferable on the books of the Company by the record holder thereof or by its duly authorized agent upon delivery to the Company of a duly executed instrument of transfer, a written agreement of the transferee to be bound by all terms and conditions hereof and such other instruments as the Managers may reasonably require and such evidence of the genuineness of the execution and authorization of the foregoing as may be required by the Managers. Subject to the further terms of this Agreement, including the restrictions and limitations on transfer set forth in Section 10 hereof, upon delivery of the foregoing instruments and compliance with the foregoing conditions, the transfer shall be recorded on the books of the Company. Until a transfer is so recorded, the owners of record of Interests shall be deemed to be the owners for all purposes hereunder and neither any Member nor the Company shall be affected by any notice of a proposed transfer.

(ii) In the event that the Manager(s) determine to issue Certificates, the following shall apply:

(A) Each Certificate shall be executed by such persons as are designated by the Manager(s).

(B) Upon surrender for registration of transfer of any Certificate, and subject to the further provisions of this Section 7(e) and the limitations on transfer contained elsewhere in this Agreement, the Company will cause the execution, in the name of the registered holder or the designated transferee, of one or more new Certificates, evidencing the same aggregate Percentage Interest as did the Certificate surrendered. Every Certificate surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Managers duly executed, by the registered holder thereof or such holder’s authorized attorney.

(C) The Company shall issue a new Certificate in place of any Certificate previously issued if the record holder of the Certificate (w) makes proof by affidavit, in form and substance satisfactory to the Managers, that a previously issued Certificate has been lost, destroyed or stolen, (x) requests the issuance of a new Certificate before the Company has received notice that the Certificate has been acquired by a purchaser .for value in good faith and without notice of an adverse claim, (y) if requested by the Managers, delivers to the Company a bond, in form and substance satisfactory to the Managers, with such surety or sureties and with fixed or open liability as the Managers may direct, to indemnify the Company, as registrar, against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate, and (z) satisfies any other reasonable requirements imposed by the Managers.

8. Management of the Company.

(a) Subject to the delegation of rights and powers as provided for herein and except as otherwise herein provided, management of the Company is vested in the Manager( s) and the Manager(s) shall have the sole right and authority to manage and conduct the business and affairs of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes, powers, business and other activities of the Company. The Manager(s) may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Manager(s) may delegate to any such person (who may be designated an officer of the Company) or entity such authority to act on behalf of the Company as the Manager(s) may from time to time deem appropriate. No Member, by reason of its status as such, shall have any authority to act for or bind the Company or otherwise take part in the management of the business or affairs of the Company.

(b) Without limitation of Section 8(a), the powers of the Manager(s) shall include the power to do or cause the Company to do any of the following:

(i) expend Company funds in connection with the operation of the business of the Company or otherwise pursuant to this Agreement;

(ii) employ and dismiss from employment any and all officers, employees, agents, independent contractors, attorneys and accountants;

(iii) prosecute, settle or compromise all claims against third parties, defend, compromise, settle or accept judgment on claims against the Company and execute all documents and make all representations, admissions and waivers in connection therewith;

(iv) borrow money on behalf of the Company from any person, issue promissory notes, drafts and other negotiable and non-negotiable instruments and evidences of indebtedness, secure payment of any such indebtedness by mortgage, pledge or assignment of property of the Company, whether at the time owned or thereafter acquired, or guarantee the obligations of others;

(v) hold, receive, mortgage, pledge, lease, transfer, exchange, otherwise dispose of, grant options with respect to, and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all property of whatever nature held or owned by, or licensed to, the Company;

(vi) have and maintain one or more offices at such place or places as is determined by the Manager(s);

(vii) open, maintain and close bank accounts, money market accounts or investment, custody or other financial accounts and draw checks and other orders for the payment of monies;

(viii) engage accountants, custodians, consultants and attorneys and any and all other agents and assistants (professional and nonprofessional) and pay such compensation in connection with such engagements that the Managers determine is appropriate;

(ix) maintain such insurance relating to the business of the Company, upon such terms, as the Managers determine is appropriate; and

(x) enter into, execute, make, amend, supplement, acknowledge, deliver and cause the Company to perform any and all contracts, agreements, licenses and other instruments, undertakings and understandings that the Managers determine are necessary, appropriate or incidental to carrying on the business and affairs of the Company.

(c) The Manager(s) may authorize any Manager(s), Member(s), officer(s), agent(s) or employee(s) to enter into any contract, to execute any instrument or certificate (including any certificate to be filed on behalf of the Company with the Secretary of State of the State of Delaware under the Delaware Act) or to take any other action in the name of and on behalf of the Company, and this authority may be general or confined to specific instances. Unless so authorized or ratified by the Manager(s) or within the agency power of an officer, no Manager, Member, officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

(d) The number of Manager( s) of the Company shall be as set forth on Schedule II or such other number as the Manager( s) shall determine from time to time. The initial Manager or Managers are identified on Schedule II. Manager(s) shall serve until their respective successors are duly elected by the Members or until their earlier death, retirement, incapacity or removal. The Manager(s) may be removed with or without cause by a vote of a Majority in Interest of the Members. Vacancies in the number of Manager(s) from whatever cause shall be filled by a vote of a Majority in Interest of the Members. The Manager(s) shall amend Schedule II from time to time to reflect changes in the number or identity of Manager( s) made in accordance with the provisions of this Section 8(d).

(e) In the event there is more than one manager appointed, then except as to actions herein specified to be taken by all of the Managers or by the Managers acting unanimously, the duties and powers of the Managers may be exercised by a majority in number of all Managers (or by any Manager acting pursuant to authority delegated by a majority in number of the Managers). Notwithstanding any other provision of this Agreement, at any time that there is only one Manager, (i) any and all actions provided for herein to be taken or approved by the “Managers” shall be taken or approved by the sole Manager and (ii) the taking of any lawful action by the Manager on behalf of the Company, including the execution and/or delivery of any instrument, certificate, filing or document by the Manager on behalf of the Company, or the adoption by the Manager of authorizing resolutions with respect to any matter, shall constitute and evidence the due authorization of such action or matter on behalf of the Company.

(f) A Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Managers or its Members, officers, employees or committees, or by any other person as to matters the Manager reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the ·Company (including, without limitation, information, opinions, reports or statements as to the value and the amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid). In addition, the Managers may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by them, and any opinion of any such person as to matters which the Managers reasonably believe to be within such person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the Managers hereunder in good faith and in accordance with such opinion.

9. Member Approvals; Meetings of Members.

(a) Members shall have no right to vote or consent to any matters, including, without limitation, any merger, consolidation, conversion or other reorganization of the Company, except to the extent required by applicable law or as specifically set forth in this Agreement.

(b) Any action required to be taken by the Members under applicable law may be taken by vote of the Members. Meetings may be called by the Manager(s) upon not less than five (5) days prior written notice to all other Members. The !lotice shall specify the place and time of the meeting and the general nature of the business to be transacted. A written waiver of notice, signed by a Member, whether before or after the time stated therein, shall be deemed equivalent to notice to such Member. Unless otherwise determined by the Managers, meetings of Members shall be held at the principal place of business of the Company. Meetings of the Members may be held by conference telephone or similar communication equipment so long as all Members participating in the meeting can hear one another, and all Members participating by telephone or similar communication equipment shall be deemed to be present in person at the meeting. At any meeting of Members, a Majority in Interest of the Members, present in person or by proxy, shall constitute a quorum for all purposes, except that the presence of all Members shall be required as to actions to be taken by all of the Members or by the Members acting unanimously. In lieu of a meeting, any action to be taken by the Members may be taken by a consent in writing setting forth the action so taken signed by a Majority in Interest of the Members (or Members holding such higher aggregate Percentage Interest as is required to authorize or take such action under applicable law). Any such written consent may be executed and delivered by telecopy or similar electronic means and may be signed in multiple counterparts.

10. Additional Members. The Manager(s) shall have the right to admit additional Members, subject to the requirements of Section 7(b), upon such terms and conditions, at such time or times, and for such Capital Contributions as shall be determined by such Members; and in connection with any such admission, the Managers shall amend Schedule I to reflect the name, address and Capital Contribution of the additional Member and any agreed upon changes in Percentage Interests.

11. Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Manager(s} acting unanimously may determine. Distributions shall be made to the Members pro rata in accordance with their respective Percentage Interests.

12. Return of Capital. No Manager or Member shall have any liability for the return of any Member’s Capital Contribution, which Capital Contribution shall be payable solely from the assets of the Company.

13. Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a) The determination of the Manager(s) to dissolve the Company; or

(b) The occurrence of any event causing a dissolution of the Company under Section 18-801 of the Delaware Act, unless the Company is continued as permitted under the Delaware Act.

14. Winding Up of the Company.

(a) If the Company is dissolved pursuant to Section 13, the Manager(s) shall proceed to wind up the business and affairs of the Company in accordance with the requirements of the Delaware Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. This Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Manager(s) and Member(s) and the conduct of the Company during the period of winding up the Company’s affairs. The Manager(s) shall liquidate the assets of the Company, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i) to creditors, including Managers and Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment, by the establishment of reserves of cash or other assets of the Company or by other reasonable provision for payment), other than liabilities for distributions to Members and former Members under Sections 18-601 or 18-604 of the Delaware Act;

(ii) to Members and former Members satisfaction of liabilities for distributions under 18-601 or 18-604 of the Delaware Act; and

(iii) thereafter to the Member, if only one, or if more than one, to the Members in proportion to the positive balances of their respective Capital Accounts (determined after allocating all income, gain, deduction, loss and other like items arising in connection with the liquidation of Company assets ·and otherwise making all Capital Account adjustments required by Section 7(c)).

(b) Notwithstanding the provisions of Section 13(a) which require the liquidation of the assets of the Company, if on dissolution of the Company, the Manager(s) determine that a prompt sale of part or all of the Company’s assets would be impractical or would cause undue loss to the value of Company assets, the Manager(s) may defer for a reasonable time (up to three (3) years) the liquidation of any assets, except those necessary to timely satisfy liabilities of the Company (other than those to Members), and/or may distribute to the Members, in lieu of cash, as tenants in common, undivided interests in such Company assets as the Managers deems not suitable for liquidation. Any such in-kind distributions (i) shall be made in accordance with the priorities referenced in Section 16(a) as if cash equal to the fair market value of the distributed assets were being distributed and (ii) shall be subject to such conditions relating to the disposition and management of the distributed properties as the Managers deems reasonable and equitable and to any joint operating agreements or other agreements governing the operation of such properties at such time. The Manager(s) shall determine the fair market value of any property distributed in kind using such reasonable methods of valuation as they may adopt.

(c) Upon the completion of the distribution of the assets of the Company as provided in this Section 14, the Company shall be terminated, and the Manager(s) shall cause the cancellation of the Certificate of Formation and all qualifications of the Company as a foreign limited liability company and shall take such other actions as may be necessary to terminate the Company.

15. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Manager, Member or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Manager, Member or officer.

16.	Standard of Care; Indemnification of Managers, Officers, Employees and Agents

(a) No Manager or officer shall have any personal liability whatsoever to the Company or any Member on account of such Manager’s or officer’s status as a Manager or officer or by reason of such Manager’s or officer’s acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Manager or officer against any liability to the Company or the Members to which such Manager or officer would otherwise be subject by reason of (i) any act or omission of such Manager or officer that involves actual fraud or willful misconduct or (ii) any transaction from which such Manager or officer derived improper personal benefit.

(b) The Company shall indemnify and hold harmless the Managers and each officer and the affiliates of any Managers or officer (each an “Indemnified Person”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become .subject to or liable for by reason of the formation, operation or termination of the Company, or the Indemnified Person’s acting as a Manager or officer under this Agreement, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence, gross negligence or breach of duty); provided, however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities provided hereunder shall survive termination of . the Company and this Agreement. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Members. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

(c) The contract rights to indemnification and to the advancement of expenses conferred in this Section 16 shall not be .exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Managers or otherwise.

(d) The Company may maintain insurance, at its expense, to protect itself and any Member, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Act.

(e) The Company may, to the extent authorized from time to time by the Managers, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 16 with respect to the indemnification and advancement of expenses of the Managers and officers of the Company.

(f) Notwithstanding the foregoing provisions of this Section 16, the Company shall indemnify an Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Manager(s); provided, however, that an Indemnified Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Indemnified Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 16 to the extent the Indemnified Person is successful on the merits in such proceeding (or part thereof).

17. Amendments. This Agreement may be amended only upon the written consent of all Managers.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Agreement constitutes an agreement of or among the Member(s) and between the Company and each Member.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of this 5th day of April, 2016.

WESTECH BUILDING PRODUCTS, INC.

By:	/s/ Robert Buesinger
Name:	Robert Buesinger
Title:	President

SCHEDULE I

Identification of Members,

Percentage Interests

Name & Address	Percentage Interest

Westech Building Products, Inc., with its principal office at 2801 Post Oak Blvd. Houston, Texas 77056	100%

SCHEDULE II

Manager(s)

A.	Number of Managers: 1

B.	Identification of Manager(s): Westech Building Products, Inc.